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                                  EXHIBIT 5.01

                          Opinion of Fenwick & West LLP

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                                December 20, 1996




Symantec Corporation
10201 Torre Avenue
Cupertino, California  95014

Gentlemen/Ladies:

     At your request, we have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by Symantec Corporation ("SYMANTEC") with the Securities and Exchange Commission on or about December 20, 1996 in connection with the registration under the Securities Act of 1933, as amended, of 1,400,000 shares of Symantec's Common Stock, $0.01 par value (the "STOCK"), subject to issuance by Symantec upon the exercise of Common Stock purchase rights granted or to be granted by Symantec under the Symantec Corporation Employee Stock Purchase Plan (the "PURCHASE PLAN").

     As Symantec's counsel, we have examined the proceedings taken by Symantec in connection with the adoption and amendment to date of the Purchase Plan.

     It is our opinion that the 1,400,000 shares of the Stock that may be issued and sold by Symantec upon exercise of purchase rights granted or to be granted pursuant to the Purchase Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              /s/ FENWICK & WEST LLP

                              FENWICK & WEST LLP